EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2005, accompanying the financial statements included in the Annual Report of Refac on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements on Forms S-8 (File Nos. 333-76085, effective April 16, 1999, and 333-107146, effective September 5, 2003) pertaining to the Stock Option and Incentive Plans of Refac.

GRANT THORNTON LLP

New York, New York
March 15, 2005